Graphic and Image Material Appendix to Proxy
                    dated March 25, 1994


- -    A picture of each member of, or candidate for, the Board of
     Directors is placed beside the narrative relating to that individual.


- -    The Performance Graph is filed under separate cover via
     Form S-E.